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                                                                      EXHIBIT 15

August 31, 1998

United States Surgical Corporation
Norwalk, Connecticut

    We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of United States Surgical Corporation and subsidiaries for the periods ended March 31, 1998 and 1997 and June 30, 1998 and 1997, as indicated in our reports dated April 22, 1998 and July 22, 1998, respectively; because we did not perform an audit, we expressed no opinion on that information.

    We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 1998 are being used in this Registration Statement.

    We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP
Stamford, Connecticut